Exhibit 99.2

FOR IMMEDIATE RELEASE

MERIDIAN IQ ANNOUNCES NAME CHANGE TO YRC LOGISTICS

SHANGHAI, China and OVERLAND PARK, Kan., June 26, 2007 – Meridian IQ, a wholly owned subsidiary of YRC Worldwide Inc., announced that effective today it will change its name to YRC Logistics to better reflect the company’s expertise in logistics and its relationship to YRC Worldwide. YRC Logistics will fulfill the global logistics services of the YRC Worldwide companies.

“We continue to add to the breadth and depth of our logistics services, and the new name, YRC Logistics, is a clear signal to our clients and the market, of our ever-increasing global footprint,” said Jim Ritchie, President and CEO, YRC Logistics. “Our aggressive growth strategies can deliver substantial benefits to our existing and prospective clients worldwide as we continue to make investments in the future. Changing our name clearly connects YRC Logistics with the scale and strength of YRC Worldwide.”

The global operations of YRC Logistics span 170 offices and 76 countries in Asia, Europe, North America and South America.

About YRC Logistics:

YRC Logistics, a wholly owned subsidiary of YRC Worldwide Inc. (NASDAQ: YRCW), is a global logistics company. Based in Overland Park, Kansas, and with offices in North America, Asia, Europe and South America, YRC Logistics enables companies to improve their transportation network and overall supply chain efficiency by offering flexible logistics solutions supported by Web-hosted technology and global logistics management capabilities.

About YRC Worldwide Inc.:

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 66,000 people.

Investor Contact:	Todd Hacker
Vice President – Treasurer & Investor Relations
(913) 696-6108
todd.hacker@yrcw.com

Media Contact:	Suzanne Dawson
Linden Alschuler & Kaplan
(212) 329-1420
sdawson@lakpr.com

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